Exhibit (11)-- Statement Re: Computation of Earnings Per Limited
Partner Interest

                 Three Months Ended            Nine Months Ended
                     September 30                 September 30
                  1997         1996          1997        1996

Primary and fully
diluted:

Average Limited
Partner
Interests
outstanding    13,400.27      17,466.31    13,400.27  17,466.31

Net (loss)      ($88,556)      ($74,888)   ($441,528) ($248,121)
Per share
amount            ($6.61)        ($4.29)     ($32.95)   ($14.21)